AGREEMENT AND PLAN OF REORGANIZATION dated as of June 28, 2000 (the "Agreement") by and between GPC Acquisition Corp., a Delaware corporation ("Purchaser"), MyTurn.com, Inc., a Delaware corporation ("MyTurn"), and Breadbox Computer Company ("Seller").

                                    RECITALS:

     Seller is engaged primarily in the business of developing, marketing and licensing certain proprietary computer software (the "Business").

     Purchaser is a wholly owned subsidiary of MyTurn.

     On the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, the Seller's assets as described in Section
1.1 hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

1.1 Agreement to Sell. Except as otherwise specifically provided in this Section 1.1, at the Closing (as defined herein) Seller shall grant, sell, assign, and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all of its right, title and interest in and to the assets, properties and rights of every kind and description, tangible and intangible, real, personal or mixed, wherever situated used by the Seller in connection with the Business (collectively, the "Assets"), free and clear of any and all claims, liens, pledges, options, changes, restrictions, security interests, conditional sales agreements, encumbrances or other rights of third parties, whether voluntarily incurred or arising by operation of law, and any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof other than Permitted Encumbrances (as defined herein) (collectively, "Liens").

     1.1.1 Included Assets. The Assets include, but are not limited to, all of Seller's right, title and interest in and to any and all patents, service marks, tradenames and copyrights (including, without limitation, all registrations, licenses and applications pertaining thereto), patent license rights, trade secrets, franchises, inventions, processes, designs, specifications, plans, drawings, system documentation, programming, databases, know-how, confidential information, shop rights, licenses, and all other proprietary information, processes and formulae related to or arising out of the computer software listed on Schedule 1.1.1(a) attached hereto and made a part hereof (the "Computer Software") and all other intellectual property rights related thereto (collectively, with the

Computer Software, the "Proprietary Rights"), or any of the previous described materials currently under development by Seller (including, without limitation, the right to make, use or sell under patent law; the right to copy, adapt, distribute, display and perform under copyright law; and the right to use and disclose under trade secret law), any source or object codes thereof or documentation related thereto, any related technical or user documentation, including, without limitation, all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of computer code and program documentation (the "Technical Documentation"), all other unused or reusable materials, stores, and supplies, in each case to the extent relating to or arising out of the Assets, all of the contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer code and all existing and in-negotiation contracts between Seller and third parties in connection with, or related to, the Computer Software (the "Computer Software Contracts"), including, without limitation, the contracts set forth on Schedule 1.1.1(b).

     1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any assets set forth on Schedule 1.1.2 (collectively, the "Excluded Assets").

     1.1.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights in and to the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing (as defined herein) as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

1.2 Agreement to Purchase. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser shall purchase the Assets from Seller in exchange for the Purchase Price (as hereinafter defined).

1.3 Purchase Price and Other Payments.

     1.3.1 Purchase Price. Subject to the provisions hereof, the consideration for the Assets (the "Purchase Price") shall be equal to that number of fully paid and nonassessable shares of common stock of MyTurn as determined in accordance with the formula set forth below, free and clear of any restrictions or encumbrances except as specifically provided in Section 2.16 herein (the "Common Shares"). For purposes of the preceding sentence, the number of Common Shares ("Y") shall be calculated pursuant to the following formula:

                             Y = 800,000X - 500,000
                                 ------------------
                                        X

Where "X" is equal to the closing price of MyTurn's common stock on the Nasdaq SmallCap Market on the business day immediately preceding the Closing Date.

     1.3.2 Payment of Purchase Price. Within five (5) business days after the Closing Date, on account of the Purchase Price, MyTurn shall issue and deliver stock certificates for the Common Shares in the name of the Seller, as provided for in Section 8.1. In the event that MyTurn breaches the provisions of this
Section 1.3.2, the Seller shall be entitled to file a lawsuit for specific performance of the provisions of this Section 1.3.2 and, if the Seller prevails in such lawsuit, MyTurn shall reimburse Seller for the reasonable legal fees and costs of Seller incurred in prosecuting such lawsuit.

     1.3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets acquired hereunder in accordance with the rules of Section 362(b) of the Internal Revenue Code of 1986, as amended, as determined by the Board of Directors of Purchaser in its sole discretion. It is agreed that the apportionments will properly reflect the respective fair market values of the Assets. Seller and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.3 and the allocation of the Purchase Price as determined by the Purchaser's Board of Directors.

1.4 Assumption of Liabilities. At the Closing, subject to the terms and conditions hereof, the Purchaser shall assume all liabilities and obligations of the Seller arising under the Computer Software Contracts (collectively, the "Assumed Liabilities"). Except as otherwise provided in this Section 1.4, in no event shall Purchaser assume or incur any direct or indirect liability, obligation, indebtedness, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other of Seller (collectively, the "Excluded Liabilities") including, without limitation:

     (a) any product Liability or similar claim for injury to person or property, or any other liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed and/or product sold, leased or delivered by or on behalf of Seller, or any claim seeking recovery for consequential damage, lost revenue or income;

     (b) any Liability with regard to any federal, state, local or foreign income or other tax, including without limitation, any interest or penalties thereon, (i) payable with respect to the Business or the Assets (but only to the extent attributable to periods on or prior to the closing), or the Seller or
(ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

     (c) any Liability arising prior to or as of the Closing Date to any employees, agents, or independent contractors of Seller, whether or not employed by Purchaser after the date hereof, or under any benefit arrangement with respect thereto; and

     (d) any Liability of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

1.5 Repurchase Option. Seller shall have the option (the "Repurchase Option") to repurchase the Assets from Purchaser during the period commencing on the Closing Date and ending on the Survival Date (as hereinafter defined) (the "Repurchase Option Period"), if, during the Repurchase Option Period, Purchaser files for liquidation under Chapter 7 of the United States Bankruptcy Code. To exercise the Repurchase Option, Seller must return to MyTurn all of the Common Shares issued to it as the Purchase Price for all of the Assets, as provided for in
Section 1.3.1, subject to any rights of third parties in the Assets, at the time the Repurchase Option is exercised. If the Purchaser does not own certain of the Assets at the time the Repurchase Option is exercised, the number of Common Shares to be returned to MyTurn shall be reduced by a number calculated by dividing the value of those Assets no longer owned by MyTurn, as mutually determined by MyTurn and Seller, by the closing price of MyTurn's common stock on (a) the Nasdaq SmallCap Market or, (b) if it is not traded on the Nasdaq SmallCap Market at that time, then the closing price on the exchange, bulletin board or over-the-counter market where the Common Shares then trade, or (c) if there is no trading market for the Common Shares, then the value determined by MyTurn's board of directors in good faith.

1.6 Permitted Encumbrances. The Purchaser acknowledges and agrees that the Assets are subject to the restrictions and limitations set forth in the Computer Software Contracts (collectively, the "Permitted Encumbrances").

1.7 Income Tax Treatment. The parties to this Agreement agree that purchase and sale of the Assets contemplated hereby is intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code"), as amended, and Treasury regulation Section 1.368-2(d) (a "C Reorganization"). Seller, Purchaser and MyTurn each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the treatment of the purchase and sale of the Assets as a C Reorganization. Seller has advised that, following the consummation of the transactions contemplated by this Agreement, it will be liquidated and all of Seller's assets, including the Common Shares, will be distributed to its shareholders, in accordance with Section 368(a)(2)(G) of the Code, pursuant to this Agreement, and pursuant to an exemption from registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to a then current prospectus related to a registration statement which registers the Common Shares for resale under the Securities Act.

                                                     ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby makes the following representations and warranties to Purchaser and MyTurn, each of which shall be deemed material, and Purchaser, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties. For purposes of the following representations and warranties, the Seller shall be deemed to possess all information actually known to the shareholders of the Seller, or which should reasonably have been known to such shareholders.

2.1 Valid Existence; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the power to carry on its Business as now conducted and to own the Assets. To the best of Seller's knowledge, Seller is not required to qualify in any other jurisdiction in order to own the Assets or to carry on the Business as now conducted, and there has not been any claim by any other jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the Seller's Articles of Incorporation, as amended to date (certified by the Secretary of the State of Florida), and the Seller's By-Laws, as amended to date (certified by the Secretary of the Seller), which have been delivered to Purchaser, or are delivered herewith, are true and complete copies of those documents as in effect on the date hereof.

2.2 Consents. Except as set forth on Schedule 2.2 attached hereto and made a part hereof and except as otherwise described on Schedule 2.6.1(b), no consents of federal, state and local governmental or other regulatory agencies, foreign or domestic, or of any other parties are required to be received by or on the part of Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby, including, without limitation, the transfer to Purchaser of all of Seller's right, title and interest in and to the Assets.

2.3 Authority; Binding Nature of Agreement. Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the Shareholders of Seller and no other proceedings, corporate or otherwise, on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

2.4 Liabilities. Except as set forth on Schedule 2.4, as of the date hereof, Seller has no Liabilities, contingent or absolute, inchoate or otherwise, and there is no basis for the assertion against Seller of any Liability, which would have a material adverse effect on the Purchaser or the Assets.

2.5 Taxes. Except to the extent the following will have no material adverse effect on the Purchaser or the Assets, all taxes, including, without limitation, income, property, sales, use, utility, excise, value added, employees' withholding, social security and unemployment taxes imposed by the United States, any state, locality or any foreign country, or by any other taxing authority, which have become due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full; all deposits required by law to be made by Seller or with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly and timely filed. No extension of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed, or to the knowledge of Seller threatened against Seller. The tax returns of Seller have not been audited within the past six years.

2.6      Ownership of Assets

         2.6.1    Assets Generally.

     (a) Seller owns outright, and has good and marketable title to, all of the Assets, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Purchaser will own the Assets free and clear of all Liens. The Assets are sufficient to permit Seller to conduct its Business as now conducted.

     (b) Seller represents and warrants that it has duly obtained the right and license to use, copy, modify, and distribute any of the Computer Software that require the consent of the other contracting party, or any other third party and such rights and licenses are included in the Computer Software Contracts. Seller represents and warrants that each Computer Software Contract is in full force and effect in accordance with its terms without modification or amendment (except as otherwise disclosed to Purchaser in Schedule 2.6.1(a) attached hereto) and without default by either party thereto; that each Computer Software Contract which relates to such rights and licenses (each a "License Computer Software Contract") will have the effect of granting Purchaser the full and effective right and license to use, copy, modify, and distribute the pertinent software components as provided for therein; that each License Computer Software Contract provides only for the payment of fees and royalties that, to the extent accrued as of the date hereof, have been paid in full and, except as set forth in Schedule 2.6.1(b), each Computer Software Contract is freely assignable to and assumable by Purchaser pursuant to this Agreement, without the requirement of obtaining any consent or approval, giving prior or subsequent notice, paying any further royalty or fee to any party thereto or any other third party, or performing a duty that has not already been performed by Seller. Seller hereby agrees to notify all licensors, or any other parties, requiring notification thereof under the License Computer Software Contracts of the transactions provided for herein.

     (c) The Technical Documentation includes the source code and, where it exists, system documentation, statements of principles of operation, and schematics for all Computer Software to which such Technical Documentation applies, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

     (d) There are no agreements, options, commitments or understandings with, of or to any person to acquire any of the Assets or any rights or interest thereon, except as set forth on Schedule 2.6.1(d).

     2.6.2 Trademarks, Patents, etc. Schedule 2.6.2(a) sets forth a true and complete list of (including, without limitation, each application number, serial number or registration number, the class of goods or services covered and the expiration date for each country in which a Proprietary Right (as hereinafter defined) has been registered) and a brief description of all Proprietary Rights which are owned by Seller or in which, or in regard to which, it has any right or interest. No other person, firm or corporation has any proprietary or other interest in any such Proprietary Rights and Seller is not a party to or bound by any contract requiring the payment to any person, firm or corporation of any royalty. Neither the Assets, nor the Seller with respect to the Assets, is infringing upon any Proprietary Rights or is otherwise violating the rights of any third party with respect thereto, and no proceedings have been instituted, and no claim has been received by Seller, and

Seller is not aware of any claim alleging any such violation. There are no pending applications with regard to any Proprietary Right. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. No other person, except as set forth on Schedule 2.6.2(b) attached hereto and made a part hereof, (i) has the right to use any of Seller's registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks included in, or related to, the Assets (collectively, the "Trademarks") on the goods on, or in connection with the services for, which they are now being used, either in identical form or, to the best of Seller's knowledge, in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has a license or the right to use any Proprietary Right of Seller, whether by license, sublicense or other rights (iii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iv) to the best of Seller's knowledge, is infringing upon any such Proprietary Rights in any way. For the purposes hereof, "Proprietary Rights" shall mean all patents, Trademarks, tradenames and copyrights (including, without limitation, all registrations, licenses and applications pertaining thereto), patent license rights, trade secrets, franchises, inventions, processes, designs, specifications, plans, drawings, system documentation, programming, databases, know-how, confidential information, shop rights, licenses, and all other proprietary information, processes and formulae included in, or related to, the Assets and all Computer Software as defined in Section 1.1.1 hereof or under development.

2.7 Litigation; Compliance with Law. There are no actions, suits, proceedings or governmental investigations relating to Seller or any of Seller's Assets or Business pending or, to the knowledge of Seller, threatened, or any order, injunction, award or decree outstanding, against Seller or against or relating to any of its Assets or Business and there exists no basis for any such action, suit, proceeding, governmental investigation, order, injunction, award or decree which would have a material adverse effect on the Assets or the transactions contemplated by this Agreement. Seller is not in violation of any law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental or other regulatory body, court or arbitrator relating to its Assets or Business, the violation of which would have a material adverse effect on such Assets.

2.8 Agreements and Obligations; Performance. Except as listed and briefly described in Schedule 2.8 attached hereto and made a part hereof (the "Listed Agreements"), and/or further except if the following would not have an adverse effect on the Assets or the transactions contemplated by this Agreement, Seller is not party to, or bound by, any: (i) agreement, contract, note, loss, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, course of dealing or practice to which Seller is a party or is bound, whether oral or written (any of which is hereafter referred to as a "Contract") which involves aggregate payments or receipts in excess of $1,000 that cannot be terminated at will without penalty or premium or any continuing obligation or Liability; (ii) Contract of any kind with any officer, director or shareholder, of Seller; (iii) Contract which is in violation of applicable law; (iv) Contract for the purchase, sale or lease of any materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term; (v) license or royalty Contract; (vi) Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (vii) Contract containing covenants limiting the freedom of Seller or any officer, employee or shareholder to engage or compete in any line or business or with any person in any geographical area; (viii) Contract or option relating to the acquisition or sale of any business; (ix) voting agreement or similar agreement or Contract; (x) option for the purchase of any Asset, tangible or intangible; or (xi) distributor, franchise, license, technical assistance agency or advertising Contracts; (xii) Contract with the United States state or local government or any agency or department thereof, and/or (xiii) other Contract which affects any of the Assets, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice. A true and correct copy of each of the written Listed Agreements has been delivered, or made available, to Purchaser. Except as set forth on Schedule 2.8, Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in Default (as hereinafter defined) under any of the Listed Agreements and has received no notice of any dispute, Default or alleged Default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. Seller does not know of any Default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound thereunder. For purposes hereof, "Default" shall mean any breach, default and or other violation of the Contract and/or the occurrence of any event that with or without the passage of time or the giving of notice or both would constitute a breach, default, or other violation under, or give any party the right to accelerate, terminate or renegotiate, any Contract.

2.9 Condition of Assets. All Computer Software compiles and runs on its intended platform and has the status, i.e shipped, undergoing Q/A, or under development, as set forth on Schedule 2.9.

2.10 Interest in Assets. Except for the Excluded Assets and as otherwise set forth in this Agreement, including the Schedules annexed hereto and made a part hereof, the Seller does not own any property or rights, tangible or intangible, including, without limitation, the Proprietary Rights required to be used in or related to, and material to the operation of, directly or indirectly, the Assets, other than those Assets being conveyed hereunder.

2.11 No Breach. Neither the execution and delivery of this Agreement nor compliance by Seller with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

     (a)  violate  or  conflict  with  any  provision  of  the   Certificate  of
Incorporation or By-Laws of Seller;

     (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a Default under, the terms of any Contract to which Seller is a party or by which the Seller or the Assets may be bound (except as disclosed on Schedule 2.2 or 2.6.1 regarding required consents);

     (c) result in the creation of any Lien upon any of the Assets;

     (d) violate any judgment, order, injunction, decree or award against, or binding upon, Seller, which would have a material adverse effect on the Assets, or the transactions contemplated hereby; and/or

     (e) violate any law or regulation of any jurisdiction relating to Seller, the Assets or Seller's business.

2.12 Brokers. Neither the Seller nor any of its shareholders has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.13 Prior Names and Addresses. Since inception, Seller has not used any business name (other than Breadbox Computer Company) or had any business address other than its current name and the business address set forth in Schedule 2.13.

2.14 Permits and Licenses. Seller has all permits, licenses, orders, franchises, certificates, consents, registrations and approvals (collectively, "Permits") from all Federal, state, local and foreign governmental and other regulatory bodies (collectively, "Bodies") required to carry on its business as presently conducted; all such Permits are in full force and effect, and, to the knowledge of Seller, no suspension or cancellation of any of such Permits is threatened and Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits. Schedule
2.14 attached hereto and made a part hereof sets forth a true and complete list of all Permits from all Bodies held by Seller.

2.15     Investment Intent; Qualifications as Purchaser.

     (a) Seller represents and warrants that the Common Shares to be acquired pursuant to the terms hereof are being acquired for Seller's own account, for investment and not for distribution or resale to others, except as otherwise provided in Section 1.7. Except as otherwise provided in Section 1.7, Seller will not sell, assign, transfer, encumber or otherwise dispose of any of such Common Shares unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) MyTurn has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer, encumbrance or disposition does not require registration under the Securities Act.

     (b) Seller understands that, except as otherwise provided in this Agreement, the Common Shares are not being registered under the Securities Act and must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available.

     (c) Seller hereby represents that it and its purchaser representative, if any, have reviewed MyTurn's reports, registration statements, proxy statements, documentation and other information which MyTurn has filed under the Securities Act or the Securities Exchange Act of 1934, as amended, since January 1, 1999 via the EDGAR system of the Securities and Exchange Commission ("the SEC") (collectively, "MyTurn's SEC Reports"). Seller represents and warrants further that it is either an "accredited investor," as such term is defined in Rule 501(a) promulgated by the SEC under the Securities Act, or that it, alone or with its purchaser representative, if any, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Common Shares contemplated hereby. Seller will execute and deliver to MyTurn such documents as MyTurn may reasonably request in order to confirm the accuracy of the foregoing.

     (d) Seller understands that the Common Shares are not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and that MyTurn's reliance on such exemption is predicated in part on the foregoing representations and warranties of Seller.

2.16 Restrictive Legend. Except as provided in Section 1.7, the Common Shares to be issued to Seller may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Common Shares:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933. These shares have been acquired for investment and not for distribution or resale. They may not be sold, assigned, mortgaged, pledged, hypothecated or otherwise transferred or disposed of without an effective registration statement for such shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under such Act."

2.17 Certain Risk Factors. Seller acknowledges that there are significant risks relating to the acquisition of the Common Shares, including, without limitation, the risks set forth in MyTurn's SEC Reports.

2.18 Year 2000 Compliance. The Computer Software or any hardware related thereto, owned or used by the Seller, or licensed or otherwise transferred by the Seller, as licensor or as licensee, is Year 2000 Compliant (as hereinafter defined) but only to the extent that the GEOS operating system is Year 2000 Compliant. For the purposes of this Agreement, "Year 2000 Compliant" shall mean
(i) all such Computer Software or hardware operates in four-digit year format, without complications relating to the recognition, calculation and processing of date data relating to century recognition, leap years, single and multi-century formulae, date values and interfaces of date-related functionalities; (ii) all date processing is conducted in a four-digit year format and all date sorting that includes a "year filed" or "year category" is based upon a four-digit year format; and (iii) any date arithmetic programs or calculations in the Computer Software or hardware currently operate in accordance with the related user documentation, and will continue to operate from and after the date hereof, without degrading functionality or performance.

2.19 Untrue or Omitted Facts. No representation, warranty or statement by Seller in this Agreement or contained in any Contract, agreement, document or item furnished by Seller to Purchaser relating to this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limiting the generality of the foregoing, there is no fact known to Seller that has had, or which may be reasonably expected to have, a material adverse effect on any of the Assets that has not been disclosed in this Agreement.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MY TURN

     Purchaser   and  MyTurn,   jointly  and   severally,   make  the  following
representations and warranties to Seller, each of which shall be deemed material, and Seller has relied upon the correctness and completeness of each of such representations and warranties:

3.1 Valid Corporate Existence; Qualification. Purchaser and MyTurn are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and MyTurn has the power to carry on its business as now conducted. Neither Purchaser nor MyTurn is required to qualify in any other jurisdiction where it is not qualified as a foreign corporation in order to own the Assets or to carry on its business as now conducted, and there has not been any claim by any other jurisdiction to the effect that Purchaser or MyTurn is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

3.2 Consents. No consents of any Bodies are required to be received by or on the part of Purchaser or MyTurn to enable it to enter into and carry out this Agreement and the transactions contemplated hereby, including, without limitation, the transfer to Purchaser of all of Seller's right, title and interest in and to the Assets and the issuance by MyTurn of the Common Shares. All such requisite consents have been obtained.

3.3 Authority; Binding Nature of Agreement. Each of Purchaser and MyTurn has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and MyTurn and no other proceedings, corporate or otherwise, on the part of Purchaser or MyTurn is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Purchaser and MyTurn and is enforceable in accordance with its terms.

3.4 No Breach. Neither the execution and delivery of this Agreement nor compliance by Purchaser or MyTurn with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

     (a)  violate  or  conflict  with  any  provision  of  the   Certificate  of
Incorporation or By-Laws of Purchaser or MyTurn;

     (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a Default under, the terms of any Contract to which Purchaser or MyTurn is a party or by which it may be bound;

     (c) violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser or MyTurn or its properties or assets, the violation of which would have a material adverse effect on Purchaser or MyTurn, as the case may be; or

     (d) violate any law or regulation of any jurisdiction relating to Purchaser or MyTurn or their respective businesses, the violation of which would have a material adverse effect on Purchaser or MyTurn, as the case may be.

3.5 Brokers. Neither Purchaser nor MyTurn has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.6 SEC Reports. As of the respective dates of MyTurn's SEC Reports, MyTurn's SEC Reports did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MyTurn has filed all material forms (and necessary amendments), reports and documents with the SEC required to be filed by it pursuant to federal securities laws and the SEC rules and regulations thereunder, each of which complied, in all material respects, with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder.

3.7 Absence of Adverse Changes. MyTurn has suffered no material adverse change in its business or assets since the date of the most recently filed of the MyTurn's SEC Reports.

3.8 No Actual Knowledge of Breach. Neither Purchaser nor MyTurn has actual knowledge of any facts indicating that Seller is in breach of the provisions of
Section 2.6.2.

3.9 Untrue or Omitted Facts. No representation, warranty or statement by Purchaser or MyTurn in this Agreement, or contained in any contract, agreement, document or item furnished by Purchaser or MyTurn to Seller relating to this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

4.1 Seller Covenants. Seller hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

     (a) Access. Seller shall afford to the officers, attorneys, accountants and other authorized representatives of MyTurn and Purchaser free and full reasonable access, during regular business hours and upon reasonable notice, to all of its books, records, information systems, technology (owned or licensed by Seller) personnel and properties, but only to the extent that the foregoing relate solely to the Assets or the transactions contemplated hereby, so that MyTurn and Purchaser, at its own expense, may have full opportunity to make such review, examination and investigation as MyTurn and Purchaser may desire of the Assets and matters that relate to the Assets. Seller will cause the employees, accountants, attorneys and other agents and representatives of Seller to cooperate fully with said review, examination and investigation and to make full disclosure to MyTurn and Purchaser and their representatives of all material facts affecting the Assets. Seller acknowledges and agrees that no review, examination or investigation heretofore or hereafter undertaken by MyTurn and Purchaser or their representatives shall limit or affect any representation or warranty made by Seller in, or otherwise relieve Seller from any liability under, this Agreement. Neither MyTurn nor Purchaser shall disrupt Seller's business in connection with any such investigation.

     (b) Actions Prior to Closing. Prior to the Closing, Seller will not without the prior written consent of Purchaser:

          (i) amend its Certificate of Incorporation or By-Laws, unless it does not have an adverse effect on the Assets or the transactions contemplated hereby;

          (ii) sell, lease or dispose of any of the Assets;

          (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or any material interest therein, unless it does not have an adverse effect on the Assets or the transactions contemplated hereby;

          (iv) issue, sell or redeem any capital stock or otherwise change the capitalization of Seller, unless it does not have an adverse effect on the Assets or the transactions contemplated hereby;

          (v) pledge any of the Assets or subject the Assets to any Lien;

          (vi) enter into any material transaction not in the ordinary and usual course of business consistent with past practice, unless it does not have an adverse effect on the Assets or the transactions contemplated hereby;

          (vii) take any other action outside the ordinary course of business consistent with past practice, unless it does not have an adverse effect on the Assets or the transactions contemplated hereby;

          (viii) take any actions which would adversely effect the value of the Assets; or

          (ix) adopt any resolution, or enter into or amend any Contract, with respect to any of the foregoing.

     (c) Liabilities. Seller shall not incur any direct or indirect liability, obligation, indebtedness, commitment, expense, claim, deficiency, guaranty or endorsement of any person of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise ("Liability"), except for (i) those incurred in the ordinary and usual course of its business consistent with past practice which are not singly or in the aggregate with other liabilities, more than $5,000 and do not have an adverse effect on the Assets or the transactions contemplated hereby, or (ii) those incurred in connection with the consummation of the transactions contemplated by this Agreement (the "Excepted Liabilities"), without the prior written consent of Purchaser.

     (d) Preservation of Business. Seller shall use its best efforts to keep available the services of its present officers, managers, employees and consultants, and to maintain and preserve intact good relationships with customers, suppliers, vendors and licensors and preserve its goodwill.

     (e) No Breach.

          (i) Seller will (A) use its best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, that no breach or default shall occur with respect to any of its covenants, repre sentations or warranties contained herein that has not been cured by the Closing and that all conditions to Purchaser's and/or MyTurn's obligation to enter into and complete the Closing are satisfied in a timely manner;
     (B) not voluntarily take any action or do anything which will cause a breach of, or default respecting, such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Purchaser of any event or fact which repre sents or is likely to cause such a breach or default or result in such an impediment.

          (ii) Without limiting the generality of the foregoing, Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, taking such actions as may reasonably be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the Common Shares.

     (f) Consents. Promptly following the execution of this Agreement, the Seller use its best efforts to obtain consents of all third parties and governmental and other regulatory authorities necessary to the consummation of the transactions contemplated by this Agreement.

     (g) Shareholders Approval. Seller will use its best efforts, in accordance with applicable legal requirements and the Articles of Incorporation and Bylaws of Seller, to have the transaction contemplated hereby approved by the holders of the capital stock to the extent required by law, or the Articles of Incorporation or Bylaws, or each of them.

     (h) No Negotiations; No Solicitation. For as long as this Agreement shall remain in effect and until it is closed or terminated in accordance with its terms, neither Seller nor or any of its officers, directors, representatives or agents will take any action to (i) initiate the submission of any acquisition, sale, merger financing or capital transaction, (ii) enter into any agreement with respect to any acquisition, sale, merger, financing or capital transaction or (iii) participate in negotiations with, or provide information concerning Seller or the Assets to any person in connection with any acquisition, sale, merger financing or capital transaction. Seller will promptly communicate to Purchaser any solicitation or inquiry received by Seller and the terms of any proposal or inquiry that it may receive in respect of any acquisition, sale, merger financing or capital transaction, or of any such information requested from it, or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 4.1(h) shall be construed as prohibiting the Board of Directors of Seller from (i) making any disclosure to Seller's shareholders, (ii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section 4.1(h) or (iii) entering into any sale with respect to the Excluded Assets. "Acquisition, sale, merger, financing or capital transaction" means any proposed
(i)
acquisition, sale, merger, consolidation, financing or similar transaction involving Seller, (ii) sale, lease or other disposition, directly or indirectly, acquisition, sale, merger, consolidation, financing, share exchange or otherwise of Seller or any of the Assets, as the case may be, (iii) issue, sale or other disposition of securities representing 5% or more of the voting power of Seller's capital stock or (iv) transaction in which any person proposes to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Securities Exchange Act of 1934, as amended) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 5% or more of the outstanding Seller capital stock.

4.2 Purchaser and MyTurn Covenants. It is hereby agreed that, from and after the date hereof and until the Closing or earlier termination of this Agreement:

     (a) Access. Upon request, Purchaser and MyTurn will cause its officers, attorneys, accountants and other agents and representatives to meet with the officers, attorneys and accountants and other agents and representatives of Seller during regular business hours and upon reasonable notice, to discuss the financial condition and business operations of MyTurn and Purchaser. MyTurn shall provide Seller with copies of all non-confidential filings with the SEC made by MyTurn following the date hereof and prior to the Closing Date. Purchaser and MyTurn acknowledge and agree that no review, examination or investigation heretofore or hereafter undertaken by Seller or its representatives shall limit or affect any representation or warranty made by Purchaser and/or MyTurn in, or otherwise relieve Purchaser and/or MyTurn from any liability under, this Agreement. Seller shall not disrupt Purchaser's and/or MyTurn's business in connection with any such investigation.

     (b) No Breach

          (i) Purchaser and MyTurn will each (A) use its best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to Seller's obligation to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Seller of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

          (ii) Without limiting the generality of the foregoing, Purchaser and MyTurn agree to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                    ARTICLE V

                           CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF PURCHASER AND MYTURN TO CLOSE

     The obligation of Purchaser and MyTurn to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser and MyTurn (except when the fulfillment of such condition is a requirement of law):

5.1 Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in any written statement, exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as at the Closing Date, as if made at the Closing and as of the Closing Date.

5.2 Covenants. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.3 Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by the Chairman, Chief Executive Officer, President or Principal Executive Officer of Seller as to the satisfaction of the conditions contained in Sections 5.1 and 5.2 hereof.

5.4 Documents of Title Seller shall have executed and delivered to Purchaser documents of title, including without limitation, warranty deeds, bills of sale, certificates of title, assignments, other instruments of conveyance and transfer (the "Documents of Title"), to the extent required, in form satisfactory to the Purchaser , pursuant to which Seller shall convey to Purchaser all of its right, title and interest in and to the Assets which it owns as contemplated hereby.

5.5 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by a majority of the holders of the outstanding voting shares of Seller.

5.6 Opinion of Counsel. Purchaser and MyTurn shall have received an opinion of counsel to Seller in the form attached hereto as Exhibit 5.6 by Barnett, Bolt, Kirkwood & Long, or such other counsel reasonably satisfactory to Purchaser and MyTurn.

5.7 No Actions. No Action shall have been instituted, and be continuing before a court or before or by a governmental or other regulatory body or agency, or shall have been threatened and be unresolved, to restrain, or to prevent, or to obtain any material amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of Purchaser to own any of the Assets or to operate or control the Assets after the Closing Date, or which might have a material adverse effect thereon.

5.8 Consents; Licenses and Permits. Seller, Purchaser and MyTurn shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, including, without limitation, the transfer of the Assets as contemplated hereby, and such other consents, if any, to prevent (i) the occurrence of a breach under any agreement of Seller with any person, the termination of which would have a material adverse effect on the Assets or (ii) any Assumed Liability from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provision of this Agreement to the contrary notwithstanding.

5.9 Section 4(2) Compliance. Seller shall have delivered to MyTurn, upon MyTurn's request, evidence reasonably satisfactory to MyTurn that its representations set forth in Section 2.15 are true and correct and that the issuance by MyTurn of the Common Shares hereto will be in conformity with the requirements of Section 4(2) of the Securities Act.

5.10 Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken and Seller shall have full power and right to consummate the transactions contemplated by this Agreement.

5.11 Escrow Agreement. Seller shall have executed and delivered to Purchaser an escrow agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit 5.11, providing for, among other things, that fifty percent (50%) of Common Shares issued to Seller on account of the Purchase Price provided for in Section 1.3.1 hereof (the "Escrow Securities"), will be placed in escrow with an escrow agent satisfactory to Purchaser and Seller and held in accordance with the terms set forth in such Escrow Agreement. The Escrow Securities shall be held as security for the indemnification obligations of Seller pursuant to Section 9.2.1 hereof until the Survival Date (as defined in Section 9.1).

5.12 Fairness Determination. The Board of Directors of MyTurn, in its sole reasonable determination, has determined that the transactions contemplated by this Agreement and the exhibits attached hereto are fair in all respects to MyTurn, MyTurn's stockholders, and Purchaser, for the purposes of meeting the Board of Directors' fiduciary obligations under applicable Delaware corporate law relating to the approval or disapproval by a board of directors of a Delaware corporation of the transaction contemplated by this Agreement.

5.13 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Purchaser, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE VI

                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                                 SELLER TO CLOSE

     The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a requirement of law):

6.1 Representations and Warranties. All representations and warranties of Purchaser and MyTurn contained in this Agreement and in any written statement (including financial statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as at the Closing Date, as if made at the Closing and as of the Closing Date.

6.2 Covenants. Purchaser and MyTurn shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3 Certificate. Seller shall have received a certificate, dated the Closing Date, signed by the Chairman of the Board, Interim Chief Executive Officer, or Executive Vice President - Office of the President of MyTurn as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

6.4 Stockholder Approval. This Agreement and the transactions contemplated by this Agreement shall, if required by applicable law, or Nasdaq rules, prior to Closing, have been approved by the requisite holders of the outstanding Common Shares of MyTurn.

6.5 No action, claim, suit, demand, litigation, governmental or other proceeding, labor dispute, arbitral action, governmental audit, inquiry, investigation, criminal prosecution, investigation or unfair labor practice charges or complaint shall have been instituted, and be continuing, before a court or by a governmental or other regulatory body or agency, or have been threatened, and be unresolved, to restrain or prevent, or obtain any material amount of damages in respect of, the carrying out of the transactions contemplated hereby.

6.6 Consents; Licenses and Permits. Purchaser and MyTurn shall have obtained all consents, licenses and permits of third parties, including, without limitation, regulatory authorities, necessary for the performance by it of all of its obligations under this Agreement.

6.7 Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and MyTurn and the consummation of the transactions contemplated hereby shall have been duly and validly taken and Purchaser and MyTurn shall have full power and right to consummate the transactions contemplated by this Agreement.

6.8 Escrow Agreement. MyTurn and Purchaser shall have executed and delivered the Escrow Agreement.

6.9 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Seller, which approval shall not be unreasonably withheld or delayed.

6.10 Documents of Assumption Purchaser shall have executed and delivered to Seller such assumption documents ("Documents of Assumption"), to the extent required, in form satisfactory to the Seller, pursuant to which Purchaser shall assume the Assumed Liabilities as contemplated hereby.

6.11 Minimum Stock Price. The closing price of MyTurn's common stock on the business day immediately preceding the Closing Date shall be at least Two Dollars and Fifty Cents ($2.50).

                                   ARTICLE VII

                                     CLOSING

7.1 Time and Location. The closing (the "Closing") provided for herein shall take place at the offices of Seller at 10:00 a.m. on June 30, 2000 or a date prior thereto as mutually determined by the parties, or on such other date and at such other place as may be mutually agreed to by the parties (the "Closing Date").

7.2 Items to be Delivered by Seller to Purchaser. At the Closing, Seller will deliver or cause to be delivered to Purchaser the following, any one or more of which may be waived by Purchaser:

     (a) the certificates required by Section 5.3 hereof;

     (b) the Documents of Title required by Section 5.4 hereof;

     (c) a master copy of each software program included in the Assets (including both the source code and object code of such software program);

     (d) any operating manuals, warranties, and specifications for the Assets;

     (e) all assignments (the "Assignments") of all Computer Software Contracts referred to in Section 1.1.1;

     (f) all consents to the Assignments required to make the Assignments valid;

     (g) an opinion of Seller's counsel required by Section 5.6 hereof.

     (h) satisfactory evidence of all actions required by Section 5.8 hereof;

     (i) satisfactory evidence required by Section 5.9 hereof;

     (j)  certified  copies of all  corporate  action  required by Section  5.10 hereof;

     (k) the Escrow Agreement required by Section 5.11 hereof;

     (l) a Certificate of Good Standing with respect to Seller issued by the Florida Department of State no more than ten (10) days prior to the Closing;

     (m) certified copies of the Articles of Incorporation and Bylaws of Seller (and any amendments thereto); and

     (n) such other documents and certificates as are required to be delivered to Purchaser pursuant to the provisions of this Agreement or to otherwise confirm that all of the conditions precedent to the obligation of Seller to close have been satisfied and as may be reasonably requested by Purchaser or its counsel.

7.3 Items to be Delivered by Purchaser or MyTurn to Seller and Others. At the Closing, Purchaser or MyTurn, as applicable will deliver or cause to be delivered to Seller or the persons set forth below, as the case may be:

     (a) the certificate required by Section 6.3 hereof;

     (b) satisfactory evidence of all actions required by Section 6.6 hereof;

     (c)  certified  copies of all  corporate  action  required  by Section  6.7 hereof;

     (d) the Escrow Agreement required by Section 6.8 hereof;

     (e) the Documents of Assumption required by Section 6.10 hereof;

     (f) a Certificate of Good Standing with respect to each of Purchaser and MyTurn issued by the Delaware Secretary of State no more than ten (10) days prior to the Closing;

     (g) certified copies of the Certificate of Incorporation and Bylaws of each of Purchaser and MyTurn; and

     (h) such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement or otherwise confirm that all of the conditions precedent to the obligation of Purchaser to close have been satisfied.

                                  ARTICLE VIII

                              POST-CLOSING MATTERS

8.1 Common Shares. As soon as practically possible after the Closing, MyTurn shall issue stock certificates for the Common Shares indicating that the Seller is the beneficial owner of the Common Shares, and shall deliver such certificates (a) representing fifty percent (50%) of the Common Shares into escrow pursuant to the Escrow Agreement as provided for in Section 5.11 and 9.2.5; and (b) representing fifty percent (50%) of the Common Shares to the Seller. MyTurn shall issue appropriate replacement stock certificates to the shareholders of Seller when the Common Shares are distributed to the shareholders of Seller as contemplated by Section 1.7.

8.2 Further Assurances. On and after the date hereof, Seller agrees to take the following actions at Purchaser's sole expense:

     (a) execute and deliver, from time to time after the date hereof upon the request of the Purchaser or MyTurn, all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser's right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement;

     (b) provide testimony in connection with any proceeding affecting the right, title, interest or benefit of the Assets; and

     (c) perform any other acts deemed necessary to carry out the intent of this Agreement.

8.3 Power of Attorney. Without limitation of any provision of this Agreement, effective upon the date hereof, Seller constitutes and appoints Purchaser and MyTurn and its successors and assigns, and each of them, the true and lawful attorney of the Seller, with full power of substitution, in their own names or in the name of the Seller, but for their own benefit and at their own expense, but, on prior notice to Seller, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any claims, contracts, agreements, arrangements, licenses, commitments, or other documents or instruments transferred or intended to be transferred to Purchaser hereunder, all at the sole expense of Purchaser.

8.4 Offers of Employment. Purchaser and/or MyTurn shall offer employment to the individuals (the "Future Employees") on the terms and conditions contained on
Schedule 8.4 attached hereto and made a part hereof and provided such persons accept employment by the Purchaser, Purchaser shall tender to such persons, or to Seller on behalf of each such person who accepts employment, an Employment Agreement in, or substantially in, the form attached hereto as Exhibit 8.4.

8.5 Consulting Engagements. Purchaser and/or MyTurn shall offer consulting engagements to the individuals (the "Consultants") on the terms and conditions contained on Schedule 8.5 attached hereto and made a part hereof and provided such persons accept the consulting engagement, by the Purchaser, Purchaser shall tender to such persons, or to Seller on behalf of each such person who accepts a consulting engagement, a Consulting Agreement in, or substantially in the form attached hereto as Exhibit 8.5.

8.6 Registration Rights.

     8.6.1 MyTurn's Registration Obligations.

     (a) Registration. If at any time after the date hereof MyTurn shall file with the SEC a registration statement (a "Registration Statement") under the Securities Act relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), MyTurn shall send to the Seller, or its assigns who are shareholders that receive a distribution from the Seller in accordance with
Section 368(a)(2)(G) of the Code (the "Permitted Assigns"), written notice of such determination and, if within fifteen (15) days after the date of such notice, the Seller or its Permitted Assigns shall so request in writing, MyTurn shall include in such Registration Statement all or any part of the

Common Shares the Seller requests to be registered (including any Common Shares delivered into escrow as provided for in Section 8.1), except that if, in connection with any underwritten public offering, the managing underwriter(s) thereof shall impose a limitation on the number of Common Shares which may be included in the Registration Statement because, in such underwriter(s)' judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then MyTurn shall be obligated to include in such Registration Statement only such limited portion of the Common Shares as the underwriter shall permit (limited to zero if necessary); provided that any such cutback shall be proportionate to that of any persons whose shares are to be included in the Registration Statement.

     (b) Underlying Offering. If an offering in connection with which the Seller is entitled to registration under Section 8.6.1(a) is an underwritten offering, then the Seller shall, unless otherwise agreed by MyTurn, offer and sell such Common Shares in an underwritten offering using the same underwriter or underwriters and, subject to the provisions of this Agreement, on the same terms and conditions as other Common Shares included in such underwritten offering.

     (c) Copies of Filings and Correspondence. MyTurn shall furnish to the Seller if its Common Shares are included for resale in the Registration Statement (A) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by MyTurn, one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and each item of correspondence from the SEC or the staff of the SEC which comments upon or requests information relating to the Seller and/or the Common Shares (including, without limitation, the resale and plan of distribution hereof), in each case relating to such Registration Statement (other than any portion, if any, thereof which contains information for which MyTurn has sought confidential treatment), (B) on the date of effectiveness of the Registration Statement or any amendment thereto, a notice stating that the Registration Statement or amendment has been declared effective, and (C) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as such the Seller may reasonably request in order to facilitate the disposition of the Common Shares by the Seller.

     8.6.2 Obligations of The Seller. In connection with a registration of the Common Shares the Seller shall have the following obligations:

     (a) The Seller's Information. It shall be a condition precedent to the obligations of MyTurn to complete the registration pursuant to this Section 8.6 that the Seller shall furnish to MyTurn such information regarding itself, the Common Shares and the intended method of disposition of the Common Shares as shall be required to effect the registration of such registrable securities and shall execute such documents in connection with such registration as MyTurn may reasonably request. At least ten (10) business days prior to the first anticipated filing date of the Registration Statement, MyTurn shall notify the Seller of the information MyTurn requires from the Seller.

     (b) Cooperation. The Seller agrees to cooperate with MyTurn as requested by MyTurn in connection with the preparation and filing of the Registration Statement hereunder, unless the Seller does not include any of the Common Shares in the Registration Statement.

     (c) Underwritten Offering. In the event the Seller determines to engage the services of an underwriter, the Seller agrees to enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Common Shares.

     (d) Method of Underwritten Distribution. The Seller may not participate in any underwritten distribution of the Common Shares unless the Seller (A) agrees to sell the Common Shares on the basis provided in any underwriting arrangements in the usual and customary form entered into by MyTurn, (B) completes, in a manner reasonably acceptable to MyTurn, and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (C) agrees to pay its pro rata share of all underwriting discounts and commissions and its pro rata share of any expenses in excess of those payable by MyTurn pursuant to
Section 8.6.3 below.

     8.6.3  Expenses  of  Registration.  All  reasonable  expenses,  other  than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications, relating to one (1) Registration Statement pursuant to this Section 8.6, except that if a portion of the Common Shares are not permitted to be included in one (1) Registration Statement by an underwriter as provided in Section 8.6.1(a), then relating to the least number of Registration Statements which will cover the resale of all the Common Shares, including all registration, listing and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for MyTurn hereof, shall be borne by MyTurn.

     8.6.4 Registration Obligation. MyTurn hereby agrees that, on or before September 30, 2000, it shall file a Registration Statement with respect to the Common Shares and shall use its reasonable best efforts to cause such
Registration   Statement  to  become  effective  within  thirty  (30)  days  and thereafter remain effective for a period of six (6) months following the expiration of the Survival Period. In the event that MyTurn breaches the provisions of this Section 8.6.4, the Seller or its assigns shall be entitled to file a lawsuit for specific performance of the provisions of this Section 8.6 and, if the Seller or its assigns prevails in such lawsuit, MyTurn shall reimburse Seller or its assigns for the reasonable legal fees and costs of Seller or its assigns incurred in prosecuting such lawsuit.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1 Survival. The parties agree that their respective representations and warranties contained in this Agreement shall survive the making of this Agreement until the earlier of (i) April 15, 2001 or (ii) the date of delivery of the first auditor's report of the independent auditors of MyTurn's audited consolidated financial statement for the period which covers the Closing Date of this Agreement (the "Survival Date").

9.2      Indemnification.

     9.2.1 General Indemnification Obligation of Seller. From and after the date hereof, Seller will reimburse, indemnify and hold harmless Purchaser and MyTurn (each an "Indemnified Purchaser Party") against and in respect of:

     (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

          (i) any and all Excluded Liabilities and obligations of Seller of any kind, nature and description whatsoever, fixed or contingent, inchoate or otherwise;

          (ii) any and all actions, claims, suits, demands, litigations, governmental or other proceedings, labor disputes, arbitral actions, governmental audits, inquiries, investigations, criminal prosecutions, investigations of unfair labor practice charges or complaints (collectively, "Actions") against any Indemnified Purchaser Party that relate to the Business or the Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, shareholder, agent or representative of Seller;

          (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser or MyTurn pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

          (iv) any untrue statement or omission of a material fact which was included in any of MyTurn's public disclosures which was based on information furnished in writing to Purchaser or MyTurn by Seller or its representatives or agents; and

     (b) any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this Section 9.2.1.

Notwithstanding anything to the contrary contained herein, the indemnification obligations of the Seller hereunder shall be subject to the following limitations: (i) no Indemnified Purchaser Party shall be entitled to indemnification hereunder unless and until the aggregate indemnificable damages suffered or incurred by the Indemnified Purchaser Parties exceeds $15,000, except with respect to liquidated damages (the "Liquidated Damages") set forth in Section 11.3.1 and Section 11.3.2 hereof and (ii) except with respect to Liquidated Damages, the Indemnified Purchaser Parties' sole recourse for indemnification shall be to the Escrow Securities.

     9.2.2 General Indemnification Obligation of Purchaser and MyTurn. From and after the date hereof, Purchaser and MyTurn, jointly and severally, will reimburse, indemnify and hold harmless Seller and its officers, directors, employees, shareholders, agents, successors and assigns (each an "Indemnified Seller Party") against and in respect of:

     (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

          (i) the Assumed Liabilities on or after the Closing Date;

          (ii) any and all Actions against any Indemnified Seller Party that relate to the Business or the Assets in which the principal event giving rise thereto occurred on or after the Closing Date or which result from or arise out of any action or inaction on or after the Closing Date of Purchaser or MyTurn, or any director, officer, employee, shareholder, agent or representative of Purchaser or MyTurn (except to the extent such Action arises from the negligence or willful misconduct of an Indemnified Seller Party); and

          (iii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser or MyTurn under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

     (b) any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this Section 9.2.2.

Notwithstanding anything to the contrary contained herein, the indemnification obligations of the Purchaser or MyTurn hereunder shall be subject to the limitation that no Indemnified Seller Party shall be entitled to indemnification hereunder unless and until the aggregate indemnificable damages suffered or incurred by the Indemnified Purchaser Parties exceeds $15,000, except with respect to the Liquidated Damages.

     9.2.3 Method of Asserting Claims, Etc.

     (a) In the event that any claim or demand for which Seller would be liable to any Indemnified Purchaser Party hereunder is asserted against or sought to be collected from such Indemnified Purchaser Party by a third party, such Indemnified Purchaser Party shall notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller may thereafter, at its sole cost and expense, defend such Indemnified Purchaser Party against such claim or demand with counsel reasonably satisfactory to such Indemnified Purchaser Party.

     (b) In the event that Seller elects to defend such Indemnified Purchaser Party, Seller shall not, without the prior written consent of such Indemnified Purchaser Party, consent to the entry of any judgment against such Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that such Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to such Indemnified Purchaser Party of a release, in form and substance satisfactory to such Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If such Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of such Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of such Indemnified Purchaser Party or its affiliates, or if Seller does not elect to defend such Indemnified Purchaser Party, then such Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand and its costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that such Indemnified Purchaser Party shall not settle any such claim or demand without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If such Indemnified Purchaser Party defends such claim or demand, Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its and/or his sole cost and expense.

     (c) In the event any Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such Indemnified Purchaser Party shall send a Claim Notice with respect to such claim to Seller. If Seller does not notify such Indemnified Purchaser Party, within ten (10) days from receipt of notice of a claim, that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller.

     (d) All claims for indemnification by the Indemnified Seller Party or any Additional Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place "Indemnified Seller Party" or "Additional Indemnified Seller Party", as the case may be, for "Indemnified Purchaser Party" and variations thereof and "Purchaser and/or MyTurn" for "Seller" and variations thereof.

     9.2.4 Escrow Agreement. In order to provide the sole source of security for the indemnification rights of the Indemnified Purchaser Parties under this
Article IX, the Escrow Securities shall be held in escrow and disposed of as provided in the Escrow Agreement described in Section 5.11 hereof. Any Escrow Securities Shares returned to MyTurn to satisfy an indemnification obligation of Seller hereunder shall be valued at the fair market value of such shares on the Closing Date.

9.3 Payment. Upon the determination of liability under Section 9.2 hereof, the appropriate party shall pay to the other, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. Upon the final payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

9.4 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article IX are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or any remedy other than monetary damages, none of which rights or remedies shall be affected or diminished hereby.

                                    ARTICLE X

                               DISPUTE RESOLUTION

10.1 Dispute Resolution. Except as otherwise provided in Sections 1.3.2, 8.6.4 and 11.3 disputes and controversies of any kind and nature between the parties relating to the existence, construction, validity, interpretation or meaning, performance, nonperformance, enforcement, operation, breach, continuance or termination of this Agreement shall be resolved in the following manner:

     10.1.1 Meeting of Principals. In the event that either party hereto notifies the other in writing of the existence of a dispute hereunder, each party shall designate a representative and the representatives shall attempt in good faith to resolve the dispute in a timely manner.

     10.1.2 Mediation. In the event that the representatives of the parties are unable to resolve the dispute within thirty (30) days after delivery of the notice described in Section 10.1.1, either party may deliver a written notice to the other party demanding that the dispute be submitted to mediation before an arbitrator certified by the State of Florida to mediate commercial disputes. The parties shall cooperate in good faith to select a mutually agreeable mediator and a mutually convenient date and location for mediation.

     10.1.3 Arbitration.

     (a) If the dispute is not resolved by mediation in accordance  with Section
10.1.2 within sixty (60) days after delivery of the notice described in Section 10.1.1, then either party may demand arbitration by delivering a written demand for arbitration to the other party within thirty (30) days after any controversy arises, which written demand shall include the name of the arbitrator appointed by the party demanding arbitration.

     (b) Within ten (10) days after receipt of such demand, the other party shall appoint an arbitrator by notifying the demanding party in writing of the name of such arbitrator. If the other party shall fail to appoint an arbitrator within such time period, an arbitrator shall be appointed for such other party by the Arbitration Committee of the American Arbitration Association. The arbitrator appointed by the demanding party and the arbitrator appointed by or on behalf of the other party shall then appoint a third arbitrator, or if they cannot agree on a third arbitrator within twenty (20) days after receipt of the demand for arbitration, the third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

     (c) The three arbitrators shall conduct a hearing in Tampa, Florida, in accordance with the latest Commercial Arbitration Rules of the American Arbitration Association, at which each party shall be allowed to present such party's case, evidence and witnesses, if any, in the presence of the other party. The arbitrators shall render their award, including a provision for payment of costs and expenses of arbitration to be paid by one or both of the parties, as the arbitrators deem just.

     (d) The award of the majority of the arbitrators shall be binding on the parties and judgment thereon may be entered in any court having jurisdiction.

     (e) The parties stipulate that the provisions of this Section 10.1.3 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute which is arbitrable under this Agreement. This Agreement shall survive the closing of the transactions contemplated by this Agreement.

     (f) The agreement contained in this Section 10.3.1 is made pursuant to the provisions of the Florida International Arbitration Act, Sections 684.01 through 684.35, of the Florida Statutes.

     (g) Notwithstanding anything to the contrary, this Article X shall not apply to any dispute which is not arbitrable under applicable law.

                                   ARTICLE XIV

                   TERMINATION; WAIVER AND LIQUIDATED DAMAGES

11.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

     (a) By mutual consent of the respective Boards of Directors of Purchaser and the Seller;

     (b) By Purchaser if any of the conditions set forth in Article V hereof shall not have been fulfilled on or prior to June 30, 2000 or shall become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Purchaser or its officers and directors, and shall not have been waived.

     (c) By Seller, if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to June 30, 2000 or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Seller or its officers and directors, and shall not have been waived.

     If this Agreement is terminated as described above, this Agreement shall be of no further force and effect, without any liability or obligation on the part of any of the parties except for any liability which may arise pursuant to Sections 11.3, 12.1 or 12.4 hereof or as a result of a party's willful failure to consummate the transactions contemplated hereby.

11.2 Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

11.3     Liquidated Damages.

     11.3.1 Breach by Seller of Section 4.1(h). Seller acknowledges that Purchaser and MyTurn are investing a significant amount of resources, time, expense and reputation in pursuing the potential acquisition contemplated hereby. Seller further acknowledges that Purchaser would be irreparably harmed by a breach of Section 4.1(h) hereof and that monetary damages to Purchaser for such breach would be immeasurable. Accordingly, in the event Seller breaches
Section 4.1(h), Seller shall pay Purchaser the sum of $1,000,000 as liquidated damages immediately. Seller acknowledges that Seller has received good, valuable and sufficient consideration for the foregoing agreement, and that Purchaser and MyTurn are relying on the agreement in Section 4.1(h) and the enforceability in
Section 4.1(h) and this Section 11.3.1 entering into this Agreement and pursuing the transaction contemplated hereby.

     11.3.2 Other Breach by Seller. Seller acknowledges that Purchaser and MyTurn are investing a significant amount of resources, time, expense and reputation in pursuing the potential acquisition contemplated hereby. Seller further acknowledges that Purchaser and MyTurn would be irreparably harmed if the Seller terminated or abandoned this Agreement at a time when the conditions set forth in Article VI have been met (provided that any reference in Article VI to the conditions shall be construed to mean only those conditions that were required to be met prior to the date of termination, expiration or abandonment of the Agreement) and that monetary damages to Purchaser and/or MyTurn in such event would be immeasurable. Accordingly, in such event Seller shall pay Purchaser's and MyTurn's accounted for costs and expenses relating to the review and negotiation of this Agreement and the transaction contemplated hereby and related hereto (including, without limitation, legal fees and disbursements) as liquidated damages for the breach of this Agreement immediately. Seller acknowledges that Seller has received good, valuable and sufficient consideration for the foregoing agreement, and that Purchaser and MyTurn is relying on this Section 11.3.2 entering into this Agreement and pursuing the transaction contemplated hereby.

     11.3.3 Breach by Purchaser/MyTurn. Purchaser and MyTurn acknowledge that Seller is investing a significant amount of resources, time, expense and reputation in pursuing the potential acquisition contemplated hereby. Purchaser and MyTurn further acknowledge that Seller would be irreparably harmed if the Purchaser and/or MyTurn terminated or abandoned this Agreement at a time when the conditions set forth in Article V have been met (provided that any reference in Article V to the conditions shall be construed to mean only those conditions that were required to be met prior to the date of termination, expiration or abandonment of the Agreement), and that monetary damages to Seller in such event would be immeasurable. Accordingly, in such event. Purchaser and/or MyTurn shall pay Seller's accounted for costs and expenses relating to the review and negotiation of this Agreement and the transaction contemplated hereby and related hereto (including, without limitation, legal fees and disbursements) as liquidated damages for the breach of this Agreement immediately. Purchaser and MyTurn acknowledges that Purchaser and MyTurn has received good, valuable and sufficient consideration for the foregoing agreement, and that Seller is relying on this Section 11.3.3 entering into this Agreement and pursuing the transaction contemplated hereby.

     11.3.4 Legal Action. Any party may commence a lawsuit for specific performance of the provisions of this Section 11.3 applicable to it and, if such party prevails in such lawsuit, the other parties shall reimburse such party for the reasonable legal fees and costs of such party incurred in prosecuting such lawsuit.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

12.1 Expenses. Except as otherwise specifically provided in this Agreement, each of the parties shall bear its or his own expenses in connection herewith and with respect to any transactions and negotiations contemplated hereby, whether or not consummated for any reason.

12.2 Sales, Transfer and Documentary Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

12.3 Publicity. Any press releases, announcements and other public disclosures made by the Purchaser regarding the transactions contemplated hereby will not reveal any dollar amounts and stock or option amounts and instead will refer to the consideration as "for an undisclosed amount" or wording of similar meaning. The foregoing notwithstanding, if (i) the Purchaser is required to make any disclosure about the transactions contemplated hereby under federal or state securities laws and the rules and regulations promulgated thereunder (collectively the "Securities Laws") or the rules and regulations of the Nasdaq Stock Market, Inc. or any other exchange applicable to the Purchaser or (ii) if such disclosure is determined by the Board of Directors of the Purchaser in its reasonable good faith to be required in order for (A) the Board of Directors to fulfill its fiduciary duties to the Purchaser's stockholders or (B) the Purchaser to be in compliance with the anti-fraud provisions of the Securities Laws such that all information publicly disclosed by or on behalf of the Purchaser is true, accurate, complete and not misleading at any time, the Purchaser shall be allowed to disclose such information.

12.4 Confidential Information. All information that a disclosing party furnishes in connection with the transactions described herein and all information which a disclosing party previously furnished which is confidential under Paragraph 10 of that certain Letter of Intent dated January 18, 2000, as subsequently extended, among the Purchaser, Seller and the Seller's principal shareholder (the "Information"), will be kept confidential, and will not, without prior written consent of the disclosing party, be used or disclosed, directly or indirectly, in any manner whatsoever, in whole or in part.

         Notwithstanding anything hereinabove to the contrary, the obligations imposed upon the parties herein shall not apply to Information:

     (a) which is publicly available prior to the date hereof; or

     (b) which hereafter becomes available to the public through no wrongful act of the receiving party; or

     (c) which was in the possession of the receiving party prior to the commencement of negotiations between the parties with regard to the transactions contemplated hereby and not subject to an existing agreement of confidence between the parties; or

     (d) which was or is received from a third party without restriction, not in violation of an agreement of confidence and without breach of this Agreement;

     (e) which was or is independently developed by the receiving party; or

     (f) which is disclosed pursuant to a requirement or request of a government agency, arbitrator or court.

     Additionally, the obligation imposed on Purchaser in this Section 12.4 shall not apply to Information which is included in the Assets.

12.5 Equitable Relief. The parties agree that the remedy at law in any breach or threatened breach of the provisions of Section 12.3 or 12.4 will be inadequate and the aggrieved party shall be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited thereunder. Reference is made to Section 1.3.2 which also has provision for specific performance.

12.6 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, which are a part hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, shall not be deemed waived or otherwise affected by any investigation made by any party hereto and, except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

12.7 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when in writing and hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail, nationally recognized overnight courier or telecopier as follows:

If to Purchaser and/or MyTurn at:

1080 Marina Village Parkway, 3rd Floor
Alameda, California  94501
Attention: Chief Executive Officer
Telecopier: (510) 263-4999

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York  11554
Attention: Gavin C. Grusd, Esq.
Telecopier: (516) 296-7111

If to Seller:

Breadbox Computer Company
P.O. 808
Port Richey, Florida 34673-0808
Attention: Frank Fischer
Telecopier: (727) 862-7799

With a copy to:

Barnett, Bolt, Kirkwood & Long
601 Bayshore Boulevard
Suite 700
Tampa, Florida  33606
Attn:  Michael D. Miller, Esq.
Telecopier:  (813) 251-6711

or at such other address as any party may specify by notice given to the other party in accordance with this Section 12.7.

12.8 Choice of Law; Severability. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Florida, excluding choice of law principles thereof. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

12.9 Successors and Assigns; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

12.11  Facsimile  Signatures.   Signatures  hereon  which  are  transmitted  via
facsimile shall be deemed original signatures.

12.12 Representation by Counsel; Interpretation. Seller acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

12.13 Headings; Gender. The headings, captions and/or use of a particular gender under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

12.14 Certain References. For purposes of Sections 1.5, 8.6, 9.2.3 and 11.3, all references to Seller shall, after the liquidation of Seller, be deemed to refer to the shareholders of Seller.

         [Rest of Page Intentionally Left Blank; Signature Page Follows]

     WITNESS the execution of this Agreement as of the date first above written.

                         GPC ACQUISITION CORP.

                         By: /s/ Rudy C. Theale
                            --------------------------------------
                             Rudy C. Theale, Jr., Vice Chairman



                         BREADBOX COMPUTER COMPANY

                         By: /s/ Frank S. Fischer
                            --------------------------------------
                              Frank S. Fischer, President


                         MYTURN.COM, INC.

                         By: /s/ Rudy C. Theale
                            --------------------------------------
                            Rudy C. Theale, Jr., Vice-Chairman
                            of the Board

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1.1(a):  Computer Software
Schedule 1.1.1(b):  Computer Software Contracts
Schedule 1.1.2:  Excluded Assets
Schedule 2.2:  Required Consents
Schedule 2.4:  Liabilities Affecting the Assets
Schedule 2.6.1(a): Modifications/Amendments to Computer Software Contracts
Schedule 2.6.1(d):  Agreements with Respect to the Assets
Schedule 2.6.2(a):  Proprietary Rights Owned By Seller
Schedule 2.6.2(b):  Third Parties Rights to Use Seller's Proprietary Rights
Schedule 2.8:  Listed Agreements
Schedule 2.9:  Computer Software Excluded from Representation re Functionality
Schedule 2.13:  Prior Names and Addresses
Schedule 2.14: Permits, Licenses, etc.
Exhibit 5.6:  Form of Opinion of Seller's Counsel
Exhibit 5.11:  Form of Escrow Agreement
Schedule 8.4:  Terms and Conditions of Offers of Employment
Exhibit 8.4:  Form of Employment Agreement
Schedule 8.4:  Terms and Conditions of Offers of Consultancy
Exhibit 8.5:  Form of Consulting Agreement